Exhibit 23.1

                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Electric Lightwave, Inc.



We consent to the incorporation by reference in the Registration Statement (No. 333-56243) on Form S-8 and in the Registration Statement (No. 333-61009) on Form S-8 of Electric Lightwave, Inc. of our report dated March 6, 2002, with respect to the balance sheets of Electric Lightwave, Inc. as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Electric Lightwave, Inc.



                                                        KPMG LLP


New York, New York
March 6, 2002